Exhibit 99.1

PRESS RELEASE

Delmar Bancorp Reports 72.0% Increase in Net Income of $2.4 million for the First Three Months of 2020

SALISBURY, MD – April 28, 2020 – Delmar Bancorp (OTCQX: DBCP) (the “Company” or “Delmar”), the parent company of The Bank of Delmarva (“Delmarva”), Seaford, Delaware, and Virginia Partners Bank (“Partners”), Fredericksburg, Virginia, reported net income of $2.4 million, or $0.14 per share, for the three months ended March 31, 2020, a $1.0 million or 72.0% increase when compared to net income of $1.4 million, or $0.14 per share, for the same period in 2019. The Company’s results of operations for the three months ended March 31, 2020 were directly impacted by the acquisition of Partners, whose results of operations were not present for the same period of 2019.

As previously disclosed, effective after the close of business on November 15, 2019, the Company and Partners completed their share exchange (the “Share Exchange”), pursuant to which Partners became a wholly owned subsidiary of the Company. As a result of the Share Exchange, the Company acquired from Partners total assets of $454.2 million, including investment securities available for sale of $65.4 million and loans held for investment of $355.2 million, and total liabilities of $405.0 million, including total deposits of $348.6 million and total borrowings of $49.0 million.

For the three months ended March 31, 2020, the Company’s annualized return on average assets, annualized return on average equity and efficiency ratio was 0.77%, 7.18% and 66.86%, respectively, as compared to 0.70%, 7.24% and 69.84%, respectively, for the same period in 2019.

The increase in net income for the three months ended March 31, 2020, as compared to the same period in 2019, was driven by increases in net interest income and other income, and was partially offset by higher provision for credit losses, other expenses and federal and state income taxes.

Interest Income and Expense

Net interest income and net interest margin

Net interest income in the first quarter of 2020 increased by $3.9 million, or 54.0%, when compared to the first quarter of 2019. The Company's net interest margin (tax equivalent basis) decreased to 3.76%, representing a decrease of 37 basis points for the three months ended March 31, 2020 as compared to the same period in 2019. The decrease in the net interest margin (tax equivalent basis) was primarily due to a decrease in the yields earned on average loans and investment securities, and higher average balances of and rates paid on interest-bearing liabilities. These margin pressures were offset by increases in average loan and investment securities balances. Total interest income increased by $5.4 million, or 59.8%, for the three months ended March 31, 2020 while total interest expense increased by $1.5 million, or 83.2%, both as compared to the same period in 2019. The most significant factors impacting net interest income during the three month period ended March 31, 2020 were as follows:

Positive Impacts:

•	Increases in average loan balances, primarily due to the acquisition of Partners, partially offset by lower loan yields; and

•	Increases in average investment securities balances, primarily due to the acquisition of Partners, partially offset by lower investment securities yields.

Negative Impacts:

•	Increases in average interest-bearing deposit balances and rates paid, in each case primarily due to the acquisition of Partners; and

•	Increases in average borrowings balances, partially offset by lower rates paid on borrowings, in each case primarily due to the acquisition of Partners.

Loans

Average loan balances increased by $366.9 million, or 57.3%, and yields earned decreased by 0.06% to 5.27% for the three months ended March 31, 2020, as compared to the same period in 2019, primarily due to the inclusion of $370.0 million in Partners average loan balances. Total average loans were 85.8% of total average interest-earning assets for the three months ended March 31, 2020, compared to 91.3% for the three months ended March 31, 2019.

Investment securities

Average total investment securities balances increased by $58.4 million, or 105.2%, and yields earned decreased by 0.40% to 2.95% for the three months ended March 31, 2020, as compared to the same period in 2019, primarily due to the inclusion of $52.4 million in Partners total average investment securities balances and management of the investment securities portfolio in light of the Company's liquidity needs. Total average investment securities were 9.7% of total average interest-earning assets for the three months ended March 31, 2020, compared to 7.9% for the three months ended March 31, 2019.

Interest-bearing deposits

Average total interest-bearing deposit balances increased by $308.3 million, or 70.1%, and rates paid increased by 0.15% to 1.39% for the three months ended March 31, 2020, as compared to the same period in 2019, primarily due to the inclusion of $293.3 million in Partners total average interest-bearing deposit balances and an increase in average time deposits at a higher average rate paid due to competitive pressures.

Borrowings

Average total borrowings increased by $44.1 million, or 76.4%, and rates paid decreased by 0.43% to 2.51% for the three months ended March 31, 2020, as compared to the same period in 2019, primarily due to the inclusion of $46.5 million in Partners average total borrowings.

Provision for Credit Losses

The provision for credit losses in the first quarter of 2020 increased by $348 thousand, or 115.9%, when compared to the first quarter of 2019. The increase in the provision for credit losses was primarily due to the acquisition of Partners and not due to asset quality issues in the loan portfolio.

Other Income

Other income in the first quarter of 2020 increased by $795 thousand, or 104.7%, when compared to the first quarter of 2019. Key changes in the components of other income for the three months ended March 31, 2020, as compared to the same period in 2019, are as follows:

•	Service charges on deposit accounts increased by $2 thousand, or 0.6%, due primarily to the inclusion of $27 thousand in Partners service charges on deposit accounts, which was partially offset by a decrease in overdraft fees;

•	Gains on investment securities increased by $127 thousand, or 100.0%, due primarily to gains on investment securities that were called during the first quarter of 2020 and equity investment gains recorded in income during the first quarter of 2020 due to market factors that were not present during the three months ended March 31, 2019; and

•	Other income increased by $666 thousand, or 141.2%, primarily due to the inclusion of $589 thousand in Partners other income, which included ATM and credit card fees, mortgage banking income related to Partners’ majority owned subsidiary Johnson Mortgage Company, LLC, and earnings on bank owned life insurance policies. In addition, other income increased due to higher mortgage division fees as a result of adding another loan officer to the mortgage division during the summer of 2019.

Other Expenses

Other expenses in the first quarter of 2020 increased by $3.2 million, or 56.7%, when compared to the first quarter of 2019. Key changes in the components of other expenses for the three months ended March 31, 2020, as compared to the same period in 2019, are as follows:

•	Salaries and employee benefits increased by $1.9 million, or 68.4%, primarily due to the inclusion of $1.8 million in Partners salaries and employee benefits and increases due to staffing related changes, merit increases and benefit costs;

•	Premises and equipment increased by $186 thousand, or 19.8%, primarily due to the inclusion of $249 thousand in Partners premises and equipment, which was partially offset by decreases related to repairs and maintenance and the expiration of legacy Liberty Bell Bank maintenance and software contracts;

•	Amortization of core deposit intangible increased by $108 thousand, or 142.7%, primarily due to the amortization related to the $2.7 million core deposit intangible recognized in the Partners acquisition; and

•	Other expenses increased by $944 thousand, or 53.7%, primarily due to the inclusion of $1.1 million in Partners other expenses, which was partially offset by decreases related to FDIC insurance assessments, professional services and loan and foreclosure expenses.

Federal and State Income Taxes

Federal and state income taxes in the first quarter of 2020 increased by $141 thousand, or 21.2%, when compared to the first quarter of 2019. This increase was due primarily to higher consolidated income before taxes on income, which was partially offset by lower merger expenses in the first quarter of 2020 as compared to the same period in 2019, which are typically non-deductible. For the three months ended March 31, 2020, the Company’s effective tax rate was approximately 25.0% as compared to 32.1% for the same period in 2019.

Balance Sheet

Changes in key balance sheet components as of March 31, 2020 compared to December 31, 2019 are as follows:

•	Total assets as of March 31, 2020 were $1.26 billion, an increase of $9.8 million, or 0.8%, from December 31, 2019;

•	Cash and due from banks as of March 31, 2020 were $29.9 million, a decrease of $6.4 million, or 17.7%, from December 31, 2019;

•	Interest bearing deposits in other banks as of March 31, 2020 were $23.2 million, a decrease of $4.4 million, or 15.8%, from December 31, 2019;

•	Investment securities available-for-sale, at fair value as of March 31, 2020 were $104.7 million, a decrease of $1.6 million, or 1.5%, from December 31, 2019;

•	Loans, net of unamortized discounts on acquired loans as of March 31, 2020 were $1.02 billion, an increase of $21.2 million, or 2.1%, from December 31, 2019;

•	Total deposits as of March 31, 2020 were $1.02 billion, an increase of $13.9 million, or 1.4%, from December 31, 2019;

•	Total borrowings as of March 31, 2020 were $97.3 million, a decrease of $7.3 million, or 7.0%, from December 31, 2019; and

•	Total stockholders’ equity as of March 31, 2020 was $133.6 million, an increase of $2.7 million, or 2.1%, from December 31, 2019.

Changes in key balance sheet components as of March 31, 2020 compared to March 31, 2019 are as follows; a key driver of these changes was the acquisition of Partners in November 2019:

•	Total assets as of March 31, 2020 were $1.26 billion, an increase of $502.9 million, or 66.2%, from March 31, 2019;

•	Cash and due from banks as of March 31, 2020 were $29.9 million, an increase of $5.0 million, or 20.3%, from March 31, 2019;

•	Interest bearing deposits in other banks as of March 31, 2020 were $23.2 million, an increase of $19.1 million, or 467.4%, from March 31, 2019;

•	Investment securities available-for-sale, at fair value as of March 31, 2020 were $104.7 million, an increase of $53.1 million, or 103.1%, from March 31, 2019;

•	Loans, net of unamortized discounts on acquired loans as of March 31, 2020 were $1.02 billion, an increase of $365.8 million, or 56.3%, from March 31, 2019;

•	Total deposits as of March 31, 2020 were $1.02 billion, an increase of $390.0 million, or 61.8%, from March 31, 2019;

•	Total borrowings as of March 31, 2020 were $97.3 million, an increase of $41.5 million, or 74.3%, from March 31, 2019; and

•	Total stockholders’ equity as of March 31, 2020 was $133.6 million, an increase of $65.8 million, or 97.1%, from March 31, 2019.

As of March 31, 2020, all of the capital ratios of the Company, Delmarva and Partners continue to exceed regulatory requirements, with total risk-based capital substantially above well-capitalized regulatory requirements.

Asset Quality

The asset quality measures depicted below continue to reflect the Company’s efforts to prudently charge-off loans as losses are identified and maintain an appropriate allowance for credit losses.

The following depicts the net charge-off activity for the three months ended March 31, 2020 and 2019:

•	Net charge-offs for the three months ended March 31, 2020 were $132 thousand as compared to $300 thousand for the same period of 2019; and

•	Net charge-offs to average loans (annualized) for the three months ended March 31, 2020 were 0.05% as compared to 0.19% for the same period of 2019.

The following depicts the level of the allowance for credit losses as of March 31, 2020, December 31, 2019 and March 31, 2019:

•	The allowance for credit losses as of March 31, 2020 was $7.8 million, as compared to $7.3 million at December 31, 2019 and $7.1 million at March 31, 2019;

•	The allowance for credit losses to period end loans as of March 31, 2020 was 0.77%, as compared to 0.73% at December 31, 2019 and 1.09% at March 31, 2019;

•	The allowance for credit losses to nonaccrual loans as of March 31, 2020 was 147.2%, as compared to 160.8% at December 31, 2019 and 81.2% at March 31, 2019; and

•	The allowance for credit losses to nonperforming loans as of March 31, 2020 was 139.5%, as compared to 160.7% at December 31, 2019 and 78.2% at March 31, 2019.

As of March 31, 2020, the Company has not yet adopted FASB ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The adoption of this accounting standard will require the Company to calculate its allowance for credit losses on the basis of the current expected credit losses over the lifetime of our loans, or the CECL model, which is expected to be applicable to us beginning in 2023.

As of March 31, 2020, December 31, 2019 and March 31, 2019, the Company had $5.5 million, $6.1 million and $1.2 million, respectively, in unamortized discounts on acquired loans related to the acquisitions of Liberty Bell Bank and Partners.

The following depicts the level of nonperforming assets as of March 31, 2020, December 31, 2019 and March 31, 2019:

•	Nonaccrual loans as of March 31, 2020 were $5.3 million, as compared to $4.5 million at December 31, 2019 and $8.7 million at March 31, 2019;

•	Loans past due 90 days and accruing interest as of March 31, 2020 were $293 thousand, as compared to $5 thousand at December 31, 2019 and $336 thousand at March 31, 2019;

•	Total nonperforming loans as of March 31, 2020 were $5.6 million, as compared to $4.5 million at December 31, 2019 and $9.0 million at March 31, 2019;

•	Other real estate owned as of March 31, 2020 and December 31, 2019 was $2.4 million, as compared to $3.9 million at March 31, 2019;

•	Total nonperforming assets as of March 31, 2020 were $8.0 million, as compared to $7.0 million at December 31, 2019 and $12.9 million at March 31, 2019;

•	Nonperforming assets to total assets as of March 31, 2020 was 0.64%, as compared to 0.56% at December 31, 2019 and 1.70% at March 31, 2019; and

•	Nonperforming assets to total loans and other real estate owned as of March 31, 2020 was 0.79%, as compared to 0.70% at December 31, 2019 and 1.98% at March 31, 2019.

“Given the unprecedented environment we are currently in, I am pleased with our Company’s profitability and growth during the first three months of 2020, our first full operating period under our affiliated banking model,” said Lloyd B. Harrison, III, the Company’s Chief Executive Officer. “Net income for the first quarter of 2020 improved by $1.0 million or 72.0% when compared to the first quarter of 2019, and improved by $1.5 million or 153.8% when compared to the fourth quarter of 2019. The net income improvement from the first quarter of 2019 and the fourth quarter of 2019 to the first quarter of 2020 were due primarily to a net income contribution from Partners of $713 thousand, as well as lower merger expenses related to the recently completed Share Exchange. During the first quarter of 2020 we generated loan growth of 2.1%, which came in under our internal targets. Loan growth in the first quarter of 2020 was negatively impacted by higher pay-offs and tempered demand due to the uncertainty surrounding the COVID-19 pandemic. This loan growth, along with the conversion of Partners loans from the acquired portfolio to the originated portfolio due to maturities and renewals, were the primary drivers of the increase in provision for credit losses during the first quarter of 2020 as compared to the same period in 2019, which negatively impacted our current period earnings. Since the closing of the Share Exchange, we have been focused on increasing the efficiencies of our combined organization and finding ways to maximize the potential of our combined franchise. The Partners system conversion, which is a significant part of these initiatives, is expected to be completed during the fourth quarter of 2020 as scheduled.”

“In response to the COVID-19 pandemic, both Delmarva and Partners enacted their pandemic response plans in February 2020” said John W. Breda, the Company’s President and Chief Operating Officer. “The focus areas of these plans include preparedness and communication, surveillance and detection, and response and containment. To date, the plans have been implemented successfully. The roll out of these plans has resulted in adjustments to both Delmarva and Partners branch operations, including, but not limited to, lobby and drive-thru hours as well as physical access, the provision of personal protection equipment to employees and customers, and having employees work remotely whenever possible. The operation of these plans requires daily oversight and rapid response in order to properly navigate this complex and ever changing environment. Our focus from the beginning has been ensuring the health and safety of our employees and customers, providing all necessary financial support and services to our customers and communities, continuing to operate Delmarva and Partners in a safe and sound manner, and protecting the investment our shareholders have made in our Company. In an effort to support our borrowers in their times of need, as of March 31, 2020, on a consolidated basis, we have approved payment deferrals for $38.4 million in loans, all of which are still accruing interest, which represents approximately 3.8% of total loans outstanding. In addition, as of March 31, 2020, both Delmarva and Partners began assisting their customers in obtaining loans under the Payroll Protection Program (“PPP”) of the Small Business Administration in order to further assist their communities. While we remain cautiously optimistic regarding growth activity we are seeing in our current markets and our current pipeline of opportunities, it is likely that the COVID-19 pandemic and the economic disruption related to it, will negatively impact the Company’s financial position and operating results for the balance of 2020. Although it is too early to determine what the ultimate impact will be on the Company, we believe that we may experience deterioration in asset quality, increased levels of charge-offs, higher levels of provision for credit losses and decreases in our net interest income. The Board of Directors of the Company remains committed to returning capital to its shareholders in the form of cash dividends. Currently, we expect to continue paying our quarterly cash dividend. Our Board of Directors routinely assesses our quarterly cash dividend in the context of our overall operating performance and as related to our strategic and capital plans. However, given the uncertainty surrounding how the COVID-19 pandemic and related economic disruption will affect the Company’s net income, liquidity, and capital levels, there can be no assurance that adjustments to the quarterly cash dividend will not be necessary in the future.”

Harrison concluded, “Community banks, including Delmarva and Partners, have been rising to the occasion in providing support to our customers and communities during this difficult time. We are humbled to be part of the solution for so many families and businesses.”

About Delmar Bancorp

Delmar Bancorp is the holding company for The Bank of Delmarva and Virginia Partners Bank. The Bank of Delmarva commenced operations in 1896. The Bank of Delmarva’s main office is in Seaford, Delaware and it conducts full service commercial banking through eleven branch locations in Maryland and Delaware, and three branches, operating under the name Liberty Bell Bank, in the South Jersey/Philadelphia metro market. The Bank of Delmarva focuses on serving its local communities, knowing its customers and providing superior customer service. Virginia Partners Bank, headquartered in Fredericksburg, Virginia, was founded in 2008 and has three branches in Fredericksburg, Virginia. In Maryland, Virginia Partners Bank trades under the name Maryland Partners Bank (a division of Virginia Partners Bank), and operates a full service branch and commercial banking office in La Plata, Maryland and a Loan Production Office in Annapolis, Maryland. Virginia Partners Bank also owns a controlling stake in Johnson Mortgage Company, LLC, which is a residential mortgage company headquartered in Newport News, Virginia, with branch offices in Fredericksburg and Williamsburg, Virginia. For more information, visit www.bankofdelmarvahb.com and www.vapartnersbank.com.

For further information, please contact Lloyd B. Harrison, III, Chief Executive Officer, at 540-899-2234, John W. Breda, President and Chief Operating Officer, at 410-548-1100 x18112, J. Adam Sothen, Chief Financial Officer, at 540-322-5521, or Betsy Eicher, Chief Accounting Officer, at 410-548-1722 x18305.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include, without limitation, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, or which use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future financial performance, potential effects of the COVID-19 pandemic including on asset quality, the allowance for credit losses, provision for credit losses and interest rates, future dividend payments, strategic business initiatives and the anticipated effects thereof, lending under the PPP loan program, margin compression, technology initiatives, asset quality, adequacy of allowances for credit losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels and slowdowns in economic growth, including as a result of the COVID-19 pandemic, (4) legislative or regulatory changes and requirements, including the impact of the CARES Act and other legislative and regulatory reactions to the COVID-19 pandemic, and the application of the Basel III capital standards to Delmarva and Partners, (5) the effect of the Economic Growth Regulatory Relief and Consumer Protection Act of 2018 (the “Act”) and changes in the effect of the Act due to issuance of interpretive regulatory guidance or enactment of corrective or supplemental legislation, (6) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (7) the value of securities held in the Company’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the level of net charge-offs on loans and the adequacy of our allowance for credit losses, (10) demand for loan products, (11) deposit flows, (12) the strength of the Company’s counterparties and the economy in general, (13) competition from both banks and non-banks, (14) demand for financial services in the Company’s market area, (15) reliance on third parties for key services, (16) the commercial and residential real estate markets, (17) the Company’s strategic initiatives, (18) cyber threats, attacks or events, (19) expansion of Delmarva’s and Partners’ product offerings, (20) accounting principles, policies and guidelines, and elections by the Company thereunder, and (21) potential claims, damages, and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in and administration of programs related to the COVID-19 pandemic, including, among other things, the CARES Act. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. For additional information on risk factors that could affect the forward-looking statements contained herein, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed with the Securities and Exchange Commission.

DELMAR BANCORP

CONSOLIDATED BALANCE SHEETS

March 31, 2020 and 2019

December 31, 2019

	(Unaudited)
	March 31,	March 31,	December 31,
	2020	2019	2019
ASSETS
Cash and due from banks	$29,882,184	$24,838,113	$36,295,122
Federal funds sold	31,586,583	812,953	31,230,203
Interest bearing deposits in other banks	23,220,727	4,092,490	27,585,872
Investment securities
Available-for-sale, at fair value	104,652,125	51,523,010	106,256,187
Loans held for sale	5,189,674	-	3,554,962
Loans, less allowance for credit losses of $7,818,914 at March 31, 2020,
$7,063,224 at March 31, 2019 and $7,303,596 at December 31, 2019	1,007,369,844	642,300,787	986,683,661
Accrued interest receivable on
investment securities and loans	3,302,257	2,235,865	3,137,707
Bank premises and equipment, at cost
net of accumulated depreciation	13,453,543	9,978,644	13,704,769
Federal Home Loan Bank stock, at cost	4,959,400	2,761,400	5,180,100
Atlantic Central Bankers Bank stock, at cost	131,250	131,250	131,250
Bank owned life insurance	7,867,091	-	7,817,224
Other real estate owned	2,417,085	3,869,768	2,417,085
Intangible assets	12,580,791	6,230,567	12,764,007
Other assets	15,829,455	10,750,346	15,911,852
Total assets	$1,262,442,009	$759,525,193	$1,252,670,001

LIABILITIES
Deposits
Non-interest bearing demand	$268,225,681	$185,299,445	$261,630,839
Interest bearing demand	83,757,902	56,895,264	76,947,116
Savings and money market	233,754,244	122,658,183	222,975,269
Time deposits	434,985,718	265,821,980	445,228,360
Total deposits	1,020,723,545	630,674,872	1,006,781,584
Short-term borrowings	21,644,197	6,000,000	48,000,000
Long-term borrowings	75,634,672	49,824,286	56,579,513
Accrued interest payable on deposits	584,452	453,807	571,968
Other liabilities	10,283,830	4,796,796	9,860,157
Total liabilities	1,128,870,696	691,749,761	1,121,793,222

STOCKHOLDERS' EQUITY
Common stock, par value $.01, authorized
40,000,000 shares: issued and outstanding 17,805,714 as of March 31, 2020,
9,985,321 as of March 31, 2019 and 17,790,181 as of December 31, 2019	178,076	99,853	177,902
Surplus	87,537,829	29,475,155	87,437,377
Retained earnings	43,745,811	38,298,856	41,784,860
Noncontrolling interest in consolidated subsidiaries	708,903	-	737,975
Accumulated other comprehensive income (loss), net of tax	1,400,694	(98,432)	738,665
Total stockholders' equity	133,571,313	67,775,432	130,876,779
Total liabilities and stockholders' equity	$1,262,442,009	$759,525,193	$1,252,670,001

The amounts presented in this Consolidated Balance Sheet as of March 31, 2020 and 2019 are

unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.

DELMAR BANCORP

CONSOLIDATED STATEMENTS OF INCOME

Three Months Ended March 31, 2020 and 2019

(Unaudited)

	2020	2019
INTEREST INCOME ON:
Loans, including fees	$13,358,990	$8,465,927
Investment securities
Taxable	434,651	180,723
Exempt from federal income tax	225,074	143,533
Federal funds sold	97,173	14,892
Other interest income	232,731	176,499
	14,348,619	8,981,574
INTEREST EXPENSE ON:
Deposits	2,587,263	1,345,984
Borrowings	651,886	422,447
	3,239,149	1,768,431

NET INTEREST INCOME	11,109,470	7,213,143
Provision for credit losses	647,600	300,000

NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	10,461,870	6,913,143

OTHER INCOME:
Service charges on deposit accounts	289,177	287,430
Gains on investment securities	127,240	-
Other income	1,136,819	471,235
	1,553,236	758,665
OTHER EXPENSES:
Salaries and employee benefits	4,779,091	2,837,531
Premises and equipment	1,124,243	938,118
Amortization of core deposit intangible	183,216	75,500
Other expenses	2,702,939	1,758,761
	8,789,489	5,609,910

INCOME BEFORE TAXES ON INCOME	3,225,617	2,061,898

Federal and state income taxes	803,515	662,892

NET INCOME	$2,422,102	$1,399,006

Net (income) attributable to noncontrolling interest	(15,959)	-

NET INCOME ATTRIBUTABLE TO DELMAR BANCORP	$2,406,143	$1,399,006

Earnings per common share: basic and diluted	$0.14	$0.14

The amounts presented in these Consolidated Statements of Income for the periods ended March 31, 2020 and

2019 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.